Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-164754

333-164758

333-164757

333-164756

333-164755

FACTORSHARES 2X: S&P500 BULL/TBOND BEAR

FACTORSHARES 2X: TBOND BULL/S&P500 BEAR

FACTORSHARES 2X: S&P500 BULL/USD BEAR

FACTORSHARES 2X: OIL BULL/S&P500 BEAR

FACTORSHARES 2X: GOLD BULL/S&P500 BEAR

SUPPLEMENT DATED AUGUST 1, 2012 TO

PROSPECTUS DATED JULY 16, 2012

This Supplement updates certain information contained in the Prospectus dated July 16, 2012, as supplemented from time-to-time (the “Prospectus”) of FactorShares 2X: S&P500 Bull/TBond Bear, FactorShares 2X: TBond Bull/S&P500 Bear, FactorShares 2X: S&P500 Bull/USD Bear, FactorShares 2X: Oil Bull/S&P500 Bear and FactorShares 2X: Gold Bull/S&P500 Bear (each a “Fund,” and collectively, the “Funds”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus. Prospective investors in each Fund should review carefully the contents of both this Supplement and the Prospectus.

The following biography of Ms. Patricia Yue is hereby inserted after Mark A. Esposito’s biography on page 112 of the Prospectus:

“Patricia Yue joined the Managing Owner as of July 16, 2012. Ms. Yue has been both an associated person of the Managing Owner and a member of the NFA since July 12, 2012. Ms. Yue has been a principal of the Managing Owner since July 26, 2012. Since May 2012, Ms. Yue has served as the Operation Associate handling trade settlement and new accounts for Esposito Securities LLC, an institutional trading firm and broker dealer. Ms. Yue has been both an associated person and a principal of Esposito Securities LLC since August 2, 2012. From March to May 2012, Ms. Yue was a Personal Banker in connection with the sale of banking and investment products for J.P. Morgan Chase, a financial institution. From February to March 2012, Ms. Yue worked for J.P. Morgan, a financial institution, servicing institutional clients with corporate action events. Between July 2010 and January 2012, Ms. Yue was unemployed. From March 2009 to June 2010, Ms. Yue worked as a Registered Principal with supervisory and compliance responsibilities for Genesis Securities LLC, a broker dealer. Between January and March 2009, Ms. Yue was unemployed. From October 2007 to December 2008, Ms. Yue worked for State Street Bank, a financial institution, as a Performance Analyst servicing institutional clients. From April to September 2007, Ms. Yue worked as a Financial Advisor in connection with retail investors for Smith Barney, a financial institution. Between February to April 2007, Ms. Yue was unemployed. From February 2006 to January 2007, Ms. Yue worked as an Investment Executive in connection with retail investors for National Securities Corp, a broker dealer. Between January and February 2005, Ms. Yue was unemployed. From July 2003 to December 2005, Ms. Yue worked as a retail Stock Broker for Scottrade Inc., a broker dealer. Ms. Yue received her M.S. in Investment Management from Boston University in May 2008 and also her B.S. in Business Administration from University of Texas at Dallas in May 2004.”

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

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FACTOR CAPITAL MANAGEMENT, LLC

Managing Owner